Exhibit 8.1

January 29, 2020

Infrastructure and Energy Alternatives, Inc.
6325 Digital Way
Suite 460
Indianapolis, IN 46278

Ladies and Gentlemen:

We have acted as counsel to Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1, File No. 333-235280, as amended (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of (i) subscription rights (the “Rights”) to be distributed by the Company without consideration in connection with a rights offering (the “Rights Offering”) to certain holders of record of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), (ii) up to 15,000 units (the “Units”), each Unit consisting of one share of Series B-3 Preferred Stock, par value $0.0001 per share (the “Series B-3 Preferred Stock”), and 34.375 warrants, with each warrant exercisable for one share of Common Stock (the “Warrants”), (iii) the Preferred Stock, (iv) the Warrants; and (v) up to 515,625 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). We have also participated in the preparation of a Prospectus (the “Prospectus”), which is contained in the Registration Statement to which this opinion is an exhibit.

For purposes of this opinion, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or otherwise provided to us. We have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies; (ii) that the Rights Offering will be consummated as described in the Registration Statement; (iii) that the statements concerning the terms of the Rights Offering set forth in the Registration Statement are true, complete and correct and will remain true, complete and correct at all relevant times; and (iv) that any such statements made in the Registration Statement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all relevant times, in each case as if made without such qualification.

If any of the above described assumptions are untrue for any reason or if the Rights Offering is consummated in a manner that is different from the manner described in the Registration Statement, our opinion as expressed below may be adversely affected. We undertake no responsibility to advise you of any factual developments arising after the date hereof or to supplement or otherwise revise our opinion to reflect any such developments.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement, to the extent such statements summarize U.S. federal income tax law, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and therein, constitute our opinion as to the material United States federal income tax consequences of the Rights Offering to holders of Common Stock. Our opinion is qualified by the fact that there is a lack of authority

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directly addressing the application of Section 305 of the Internal Revenue Code of 1986, as amended, to rights offerings, including ones that incorporate backstop agreements by certain stockholders. Due to the lack of any applicable precedent that may be used as reference points, it is not possible for us to quantify the degree of risk that the Internal Revenue Service (“IRS”) or the courts will disagree with our position. We believe that our opinion is consistent with what has been provided in similar transactions but we cannot reasonably predict whether the IRS will decide to challenge this position, despite not having done so in the past.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is limited to the U.S. federal income tax issues specifically addressed in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” and no opinion is expressed or should be inferred as to any other U.S. federal income tax issues or the tax consequences under any state, local or foreign laws or with respect to other areas of U.S. federal taxation.

Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Rights Offering, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

Our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

Our opinion expressed herein is being furnished in connection with the filing of the Registration Statement, is conditioned on the effectiveness of the Registration Statement, and may not be used or relied upon for any other purposes without our prior written consent. We hereby consent to the filing of our opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of SEC promulgated thereunder.

Very truly yours,

/s/ JONES WALKER LLP

JONES WALKER LLP

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